Exhibit 10.4
AMENDMENT NO. 1 TO
WINDSTREAM BENEFIT RESTORATION PLAN
     The Windstream Benefit Restoration Plan (the “Plan”) is amended, effective as of December 29, 2006, as follows:
     1. The Plan is hereby amended by adding the following new Article IX at the end thereof:
“ARTICLE IX
Transfer of Profit Sharing Plan Excess Benefit Account
and Thrift Plan Excess Benefit Account Balances
Each Participant’s Profit Sharing Plan Excess Benefit Account and Thrift Plan Excess Benefit Account balances under the Plan for services through December 31, 2006 (as adjusted for earnings through December 31, 2006) will be transferred and credited to the Participant’s “Retirement/Termination Account” under the Windstream 2007 Deferred Compensation Plan (the “2007 Plan”) as of January 1, 2007. As a result of such transfer and crediting, all of the Company’s obligations and Participant’s rights under the Profit-Sharing Plan portion (as set forth in Article III) and the Thrift Plan portion (as set forth in Article IV) of the Plan shall automatically be extinguished and become obligations and rights under the 2007 Plan without further action and the Profit-Sharing Plan portion (as set forth in Article III) and the Thrift Plan portion (as set forth in Article IV) of the Plan shall automatically be terminated, in each case effective as of January 1, 2007. ”
     2. Except as explicitly set forth herein, the Plan will remain in full force and effect, including, without limitation, the Retirement and Spousal Death Benefits portion of the Plan (as set forth in Article V of the Plan).
     This amendment has been approved and signed by an authorized officer of Windstream Corporation as of the date specified above.

WINDSTREAM CORPORATION
By:	/s/ John P. Fletcher
	Name:	John P. Fletcher
	Title:	Executive Vice President and General Counsel